As filed with the Securities and Exchange Commission on August 16, 2011
Registration No. 333-
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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
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GREEKTOWN SUPERHOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	27-2216916 (I.R.S. Employer Identification No.)
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555 East Lafayette
Detroit, MI 48226
(Address of principal executive offices)
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GREEKTOWN SUPERHOLDINGS, INC. STOCK INCENTIVE PLAN
(Full title of the plan)
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Clifford J. Vallier 555 East Lafayette Detroit, MI 48226 (313) 223-2999
(Name, address and telephone number, including area code, of agent for service)
Copy to: Allan S. Brilliant Richard A. Goldberg Dechert LLP 1095 Avenue of the Americas New York, New York 10036 (212) 698-3500

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Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                                           Accelerated filer                     ☐
Non-accelerated filer    ☐                                                                           Smaller reporting company  ☒
(Do not check if a smaller reporting company)
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CALCULATION OF REGISTRATION FEE

Title of Securities To be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A-1 Common Stock, par value $0.01 per share	125,000 shares	$90.00	$11,250,000.00	$1,307

(1)
This Registration Statement covers the issuance of up to 125,000 shares of Series A-1 Common Stock, par value $0.01 per share (the “Common Stock”), of Greektown Superholdings, Inc. (the “Registrant”) available for issuance pursuant to awards under the Greektown Superholdings, Inc. Stock Incentive Plan (the “Plan”).  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that become issuable pursuant to awards by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2)
Pursuant to Rule 457(h) under the Securities offering price per share is Act, the offering price is estimated solely for the purpose of calculating the registration fee.  The proposed maximum estimated to be $90, based upon the book value per share of Common Stock as of June 30, 2011.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required in Part I of this Registration Statement is included in one or more prospectuses for the Plan that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents, which have previously been filed by the Corporation with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 25, 2011;

(b) the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the Commission on May 13, 2011;

(c) the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the Commission on August 15, 2011;

(d) the Registrant’s Current Reports on Form 8-K, filed with the Commission on January 7, 2011, February 23, 2011, March 22, 2011, April 11, 2011, May 25, 2011, June 8, 2011, June 14, 2011, June 21, 2011  July 5, 2011, and July 18, 2011;

(e) the Registrant’s definitive proxy statement filed with the Commission on May 2, 2011 and the related soliciting materials filed with the Commission on May 3, 2011 and May 12, 2011; and

(f) the description of the Common Stock contained in the Registrant’s registration statement on Form 10, as amended, filed with the Commission on March 31, 2010, May 11, 2010, May 28, 2010, and August 4, 2010.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

Item 4.                                Description of Securities.

Not applicable.

Item 5.                                Interests of Named Experts and Counsel.

Not applicable.

Item 6.                                Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law (the “DGCL”) permits a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s amended and restated certificate of incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the provision of the Registrant’s amended and restated certificate of incorporation providing for the foregoing indemnification by the stockholders of the Registrant will not adversely affect any right or protection of a director of the Registrant with respect to events occurring prior to the time of such repeal or modification.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to. the best interest of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

The Registrant’s amended and restated certificate of incorporation provides that the Registrant, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, will indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification under the amended and restated certificate of incorporation will be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that he is not entitled to be indemnified by the Registrant as authorized by the amended and restated certificate of incorporation.  The Registrant also carries directors’ and officers’ insurance protecting the Registrant and its directors, officers and employees against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such person.

The limitation of liability and indemnification provisions in the Registrant’s Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of fiduciary duty. These provisions also may reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, the Registrant may be adversely affected to the extent it pays the costs of settlement and damage awards pursuant to these indemnification provisions.

In addition to the above, the Registrant has entered into an indemnification agreement with each member of the Board of Directors of the Company pursuant to which the Registrant has agreed to indemnify each director (and provide expense advancement) to the full extent permitted by law, subject to certain exceptions, if such party becomes subject to an action because such party is a director of the Registrant.

There is no pending litigation or proceeding involving a director, officer or employee of the Registrant as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

Item 7.                                Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

EXHIBIT NUMBER	DESCRIPTION
4.1
Certificate of Incorporation of Greektown Superholdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 filed with the Commission on March 31, 2010).

4.2
Certificate of Amendment to the Certificate of Incorporation of Greektown Superholdings, Inc. incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 filed with the Commission on March 31, 2010).

4.3	By-laws of Greektown Superholdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 filed with the Commission on March 31, 2010).
5.1	Opinion of Dechert LLP.
23.1	Consent of Dechert LLP (included in Exhibit 5.1 to this Registration Statement).
23.2	Consent of Ernst & Young LLP.
24	Power of Attorney (included in the signature page to this Registration Statement).
99.1	Greektown Superholdings, Inc. Stock Incentive Plan (incorporated by reference to Exhibit 10.16 to the Registrant’s Registration Statement on Form S-4 filed with the Commission on September 17, 2010).

Item 9.                      Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the 1934 Act that are incorporated by reference in the Registration Statement.

(2)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(3)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Detroit, State of Michigan, on August 16, 2011.

Greektown Superholdings, Inc.

By:	/s/ Michael Puggi
Michael Puggi
Chief Executive Officer and President

KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clifford J. Vallier his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and other governmental authorities, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Michael Puggi
Michael Puggi	Chief Executive Officer and President (Principal Executive Officer)	August 16, 2011
/s/Clifford J. Vallier
Clifford J. Vallier	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 16, 2011
/s/ George Boyer
George Boyer	Executive Chairman of the Board of Directors and Chairman of the Board of Directors	August 16, 2011

John Bitove	Director
/s/ Michael E. Duggan
Michael E. Duggan	Director	August 16, 2011

Benjamin C. Duster IV	Director
/s/ Freman Hendrix
Freman Hendrix	Director	August 16, 2011
/s/ Yvette E. Landau
Yvette E. Landau	Director	August 16, 2011